Exhibit 5.1

The Midway Law Firm APC	Lawyers
ATTORNEYS AT LAW	Marc Steven Applbaum
4275 Executive Square, Suite 200 La Jolla, Ca 92037	marc@midwaylawfirm.com

Jaovi Inc.

Coopermangle Los Delfines Casa 94

Puerto Cortes de Osa, Puntarenas, 60504, Costa Rica

Jaovi.inc@gmail.com

July 6, 2026

Re: Jaovi Inc. – Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as special securities counsel to Jaovi Inc, a corporation organized under the laws of Wyoming (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) to be filed under the U.S. Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the sale of 4,000,000 shares of common stock as described therein.

We have examined such records and documents and have made such examination of laws as we considered necessary to form a basis for the opinion set forth herein. In addition, we have obtained certain representations from the Company’s chief executive officer. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the transaction documents related to the Shares being registered in the Registration Statement, the Articles of Incorporation of the Company, the Bylaws of the Company and resolutions of the Board of Directors of the Company.

Based solely upon a review of the documents described in paragraph 2 and 3 above, we are of the opinion that the Shares, the sale of which is being registered in the Registration Statement, have been duly authorized; and when issued will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Marc Applbaum

Marc Applbaum